Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Issuer:
Murphy Oil Corporation
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities

Fees to Be Paid	Debt	6.000% Notes due 2032	457(r)	$600,000,000	100.00%	$600,000,000	$ 147.60 per $1,000,000	$88,560.00

	Total Offering Amounts					$600,000,000		$88,560.00

	Net Fee Due							$88,560.00

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3ASR (File No. 333-260287) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.